Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	E-Filed	Colorado Secretary of State Date and Time: 04/20/2021 08:35 AM ID Number: 20211371347 Document number: 20211371347 Amount Paid: $50.00

Articles of Incorporation for a Profit Corporation

filed pursuant to § 7-102-101 and § 7-102-102 of the Colorado Revised Statutes (C.R.S.)

1. The domestic entity name for the corporation is:

American Leisure Holdings, Inc

(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2. The principal office address of the corporation’s initial principal office is:

275 E Commercial BLVD #208

Lauderdale by the Sea, FL 33308  United States

Street address

3. The registered agent name and registered agent address of the corporation’s initial registered agent are:

URS Agents LLC

Name

36 South 18th Ave

Brighton, CO 80601

Street address

[X] The person appointed as registered agent above has consented to being so appointed.

4. The true name and mailing address of the incorporator are:

McKenzie-Patasar, Adrian

Name

275 E Commercial BLVD #208

Lauderdale by the Sea, FL 33308  United States

Mailing address

5. The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows:

[X] Information regarding shares as required by section 7-106-101, C.R.S., is included in an attachment.

6. (If the following statement applies, adopt the statement by marking the box and include an attachment.)

[  ] This document contains additional information as provided by law.

7. (Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ___________

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

8. The true name and mailing address of the individual causing the document to be delivered for filing are

McKenzie-Patasar, Adrian

Name

275 E Commercial BLVD #208

Lauderdale by the Sea, FL 33308  United States

Mailing address

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

[  ] This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

BOARD RESOLUTION BOARD OF DIRECTORS

OF American Leisure Holdings Inc. (AMLH)

(A Colorado Corp)

THE UNDERSIGNED, members of the Board of Directors American Leisure Holding Inc. Holdings. , a colorado corporation (the “Corporation”), having consented to the holding of a meeting of the Board of Directors of the Corporation to approve the following resolutions by unanimous vote of all the members of the Board of Directors of the Corporation, and direct that the same be filed within the records of the Corporation:

WHEREAS, I, Adrian McKenzie-Patasar being the sole Managing member of the Board Do hereby authorize and confirm the following authorized shares

Four Billion (4,000,000,000) - Common shares

Five Million (5,000,000) - Series A Preferred Shares

“Exhibit A”

Exhibit “B”.

WHEREAS, on this morning of April 20 2021 at approximately 11 am In Fort Lauderdale FL

FURTHER RESOLVED company.

FURTHER RESOLVED,

FURTHER RESOLVED, these minutes may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Directors be contained on any one counterpart hereof, each counterpart shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

[signatures to follow]

IN WITNESS WHEREOF, we have caused this instrument to be duly executed this day of

Adrian M Patasar.

April 20 2021

by:

/s/ Adrian McKenzie-Patasar

Adrian McKenzie-Patasar

CEO/ SOLE DIRECTOR